Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, GE HealthCare Technologies Inc. ( “GE HealthCare,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.01 per share. The following description of our capital stock summarizes certain provisions of our certificate of incorporation and our bylaws. The description is intended as a summary and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2022.
General
Pursuant to our certificate of incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Our common stock is listed on the Nasdaq Stock Market LLC under the ticker symbol “GEHC.”
Dividends
Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors (the “Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount, and payment of future dividends will depend on our financial condition, earnings, capital requirements, and debt service obligations, as well as legal requirements, regulatory constraints, industry practice, and other factors that our Board deems relevant. Additionally, the terms of the indebtedness we incurred in connection with our spin-off from General Electric (the “Spin-Off”) limit our ability to pay cash dividends. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” for discussion on dividends.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution, or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders.
Fully Paid
The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable. The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock
Our certificate of incorporation authorizes our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the designations, powers, preferences and relative, participating, optional, or other rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.
Certain Provisions of Delaware Law, Our Certificate of Incorporation, and Our Bylaws
Certificate of Incorporation and Bylaws
Certain provisions in our certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.
•    Vacancies. Our certificate of incorporation provides that any vacancies created on the Board resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, retirement, disqualification, resignation, removal from office, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy on our Board will hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified.
•    Blank Check Preferred Stock. Our certificate of incorporation authorizes our Board to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designations, powers (including voting powers), preferences, and relative participating, optional, or other rights, if any, and any qualifications, limitations, or restrictions, if any, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.
•    No Stockholder Action by Written Consent. Our certificate of incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.
•    Special Stockholder Meetings. Our bylaws provide that the Board or a stockholder of record who is acting on behalf of one or more beneficial owners who collectively hold at least 25% of our outstanding shares is able to call a special meeting of stockholders.
•    Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our bylaws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting; however, if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the prior year’s annual meeting, (B) no annual meeting was held during the prior year, or (C) with respect to the first annual meeting after the Spin-Off, the notice by the stockholder to be timely must be received (1) no earlier than 120 days before such annual meeting and (2) no later than the later of 90 days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was first made by mail or public disclosure. In the case of special meetings, proper notice must be given no earlier than the 120th day prior to the relevant meeting and no later than the later of the 90th day prior to such meeting and the 10th day following the public announcement of the meeting. Such notice must include information specified in the bylaws with respect to each stockholder nominating persons for election to the Board or proposing other business and certain related persons, information with respect to such person’s nominees to the Board (if applicable), and certain representations and undertaking relating to the nomination or proposal, in each case as specified in our bylaws.
•    Proxy Access. Our bylaws allow one or more stockholders (up to 20, collectively), owning at least 3% of our outstanding shares continuously for at least three years, to nominate for election to our Board and to be included in our proxy materials up to the greater of two individuals or 20% of our Board, only by sending proper notice to our secretary.
•    Cumulative Voting. The Delaware General Corporation Law (the “DGCL”) provides that stockholders are denied the right to cumulate votes in the election of directors unless a company’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.
•    Amendments to Certificate of Incorporation and Bylaws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation specifies a higher threshold. Our certificate of incorporation does not provide for a higher threshold, and as of December 31, 2022, we had only common stock outstanding. The DGCL also provides that a board of directors may be granted authority to amend a corporation’s bylaws if so stated in the corporation’s certificate of incorporation, and our certificate of incorporation provides that our Board may amend our bylaws. Under Delaware law, stockholders also have the power to amend bylaws, and our bylaws provide that they may be amended by the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon.
Delaware Takeover Statute
We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and our certificate of incorporation includes such an exculpation provision. Our bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of GE HealthCare, or for serving at our request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. Our bylaws also provide that we must indemnify and advance expenses to our directors, officers, and employees, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.
The limitation of liability and indemnification provisions that are included in our certificate of incorporation and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, investment in our common stock may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers, or employees for which indemnification is sought.

Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent, or stockholder to us or our stockholders, any action asserting a claim arising pursuant to the DGCL, the certificate of incorporation, or the bylaws, or any action asserting a claim governed by the internal affairs doctrine. However, if the Court of Chancery within the State of Delaware lacks jurisdiction over such action, the action may be brought in another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then in the United States District Court for the District of Delaware. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.